Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2017 Third Quarter Results
Introduces Fiscal 2017 Fourth Quarter Outlook and
Fiscal 2018 Store Opening Plans
Third Quarter Comp Store Sales Increase 1.5%, Operating Income Increases 32%

Irvine, CA – November 29, 2017 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the third quarter and first nine months of fiscal 2017 ended October 28, 2017.

“In the third quarter, we delivered a 32% improvement in year-over-year operating income, largely driven by our sixth consecutive quarter of comp store sales growth, our fourth consecutive quarter of store traffic growth, and our continued strict inventory and expense management," commented Ed Thomas, President and Chief Executive Officer. "Having turned the operating margin trend of our business around over the past year and a half, we now believe it is the appropriate time to plan for moderate growth by targeting to open approximately 10 to 15 new stores during fiscal 2018."

Third Quarter Results Overview
The following comparisons refer to operating results for the third quarter of fiscal 2017 versus the third quarter of fiscal 2016 ended October 29, 2016:

•	Total net sales were $152.8 million, an increase of 0.5% from $152.1 million last year, despite ending the quarter with five fewer stores than a year ago (220 total stores vs. 225 last year).

•	Comparable store sales, which includes e-commerce sales, increased 1.5%. Comparable store sales increased 4.4% in the third quarter last year.

•
Gross profit was $50.1 million, an increase of 4.4% from $48.0 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 32.8% from 31.5% last year. This 130 basis-point increase in gross margin was attributable to a 100 basis-point reduction in buying, distribution and occupancy costs, and a 30 basis-point improvement in product margins as a result of reduced markdowns.

•
Selling, general and administrative expenses ("SG&A") were $36.0 million, or 23.5% of net sales, compared to $37.3 million, or 24.5% of net sales, last year. This 100 basis-point decrease was primarily attributable to reduced marketing spend and lower corporate payroll costs.

•
Operating income was $14.1 million, or 9.2% of net sales, a 32.3% increase compared to $10.7 million, or 7.0% of net sales, last year. This 220 basis-point increase in our operating margin was attributable to the combination of comparable store sales growth, improved gross margins, and reduced SG&A, each as explained above.

•	Income tax expense was $5.7 million, or 39.6% of pre-tax income, compared to $4.4 million, or 40.4% of pre-tax income, last year.

•	Net income was $8.8 million, or $0.30 per diluted share, a 36.5% increase compared to $6.4 million, or $0.22 per diluted share, last year.

First Nine Months Results Overview
The following comparisons refer to operating results for the first nine months of fiscal 2017 versus the first nine months of fiscal 2016 ended October 29, 2016:

•	Total net sales were $412.6 million, an increase of 0.9% from $408.7 million last year.

•	Comparable store sales, which includes e-commerce sales, increased 1.5%. Comparable store sales increased 0.7% in the first nine months of last year.

•
Gross profit was $123.9 million, a 3.8% increase from $119.4 million last year. Gross margin was 30.0% compared to 29.2% last year. This 80 basis-point increase in gross margin was primarily attributable to a 70 basis-point reduction in total buying, distribution and occupancy costs and a 10 basis-point improvement in product margins.

•
SG&A was $111.4 million, or 27.0% of net sales, compared to $110.5 million, or 27.0% of net sales, last year. SG&A includes legal provisions of $6.8 million this year compared to $1.7 million last year. After consideration of legal provisions, SG&A decreased by $4.2 million. Primary expense reductions were from marketing, non-cash store impairment charges, corporate payroll costs, and several other smaller expenses.

•	Operating income was $12.5 million, or 3.0% of net sales, a 40.4% increase compared to $8.9 million, or 2.2% of net sales, last year.

•	Income tax expense was $5.4 million, or 40.1% of pre-tax income, compared to $4.1 million, or 44.5% of pre-tax income, last year.

•	Net income was $8.0 million, or $0.28 per diluted share, a 56.7% increase compared to $5.1 million, or $0.18 per diluted share, last year.

Balance Sheet and Liquidity
As of October 28, 2017, the Company had $121.9 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $105.3 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of October 29, 2016. In February 2017, the Company paid a first-ever special cash dividend to its stockholders of approximately $20.1 million in the aggregate.

Fiscal 2017 Fourth Quarter Outlook
Based on current and historical trends, the Company expects its fourth quarter comparable store sales to increase by a low single-digit percentage, operating income to be in the range of approximately $10.5 million to $13.0 million, and income per diluted share to be in the range of $0.22 to $0.26. This compares to operating income of $10.4 million and income per diluted share of $0.22 for the fourth quarter of fiscal 2016. This assumes an anticipated effective tax rate of approximately 40% and weighted average shares of approximately 29.2 million.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, November 29, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until December 13, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13672925. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 221 total stores across 32 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$38,912	$78,994	$43,382
Marketable securities	82,961	54,923	61,915
Receivables	3,647	3,989	5,873
Merchandise inventories	62,242	47,768	65,016
Prepaid expenses and other current assets	9,759	9,541	9,965
Total current assets	197,521	195,215	186,151
Property and equipment, net	87,576	89,219	93,206
Other assets	7,805	6,072	5,414
Total assets	$292,902	$290,506	$284,771
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,329	$17,584	$26,613
Accrued expenses	31,854	23,872	20,449
Deferred revenue	8,335	10,203	7,815
Accrued compensation and benefits	6,005	7,259	5,480
Current portion of deferred rent	5,762	5,643	6,146
Current portion of capital lease obligation	155	835	899
Total current liabilities	79,440	65,396	67,402
Long-term portion of deferred rent	31,377	35,890	36,940
Other	2,955	—	155
Total liabilities	113,772	101,286	104,497
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 14,357, 13,434 and 12,672 shares issued and outstanding, respectively	14	14	13
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 14,488, 15,329 and 15,879 shares issued and outstanding, respectively	15	15	16
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	140,240	138,102	135,469
Retained earnings	38,765	51,023	44,719
Accumulated other comprehensive income	96	66	57
Total stockholders’ equity	179,130	189,220	180,274
Total liabilities and stockholders’ equity	$292,902	$290,506	$284,771

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$152,824	$152,106	$412,581	$408,736
Cost of goods sold (includes buying, distribution, and occupancy costs)	102,730	104,137	288,653	289,343
Gross profit	50,094	47,969	123,928	119,393
Selling, general and administrative expenses	35,982	37,302	111,384	110,460
Operating income	14,112	10,667	12,544	8,933
Other income, net	375	103	810	270
Income before income taxes	14,487	10,770	13,354	9,203
Income tax expense	5,730	4,353	5,354	4,097
Net income	$8,757	$6,417	$8,000	$5,106
Basic income per share of Class A and Class B common stock	$0.30	$0.23	$0.28	$0.18
Diluted income per share of Class A and Class B common stock	$0.30	$0.22	$0.28	$0.18
Weighted average basic shares outstanding	28,782	28,482	28,746	28,456
Weighted average diluted shares outstanding	29,031	28,527	28,954	28,476

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 28, 2017	October 29, 2016
Cash flows from operating activities
Net income	$8,000	$5,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,644	17,498
Stock-based compensation expense	1,773	1,995
Impairment of assets	848	1,963
Loss on disposal of assets	170	6
Gain on sales and maturities of marketable securities	(510)	(164)
Deferred income taxes	(1,194)	(298)
Changes in operating assets and liabilities:
Receivables	342	(476)
Merchandise inventories	(14,474)	(13,659)
Prepaid expenses and other assets	(777)	(1,084)
Accounts payable	9,177	10,667
Accrued expenses	4,202	2,576
Accrued compensation and benefits	(1,254)	(271)
Deferred rent	(4,394)	(3,911)
Deferred revenue	(1,868)	(359)
Net cash provided by operating activities	17,685	19,589
Cash flows from investing activities
Purchase of property and equipment	(9,716)	(14,794)
Proceeds from sale of property and equipment	—	43
Purchases of marketable securities	(112,612)	(81,762)
Proceeds from marketable securities	85,134	70,000
Net cash used in investing activities	(37,194)	(26,513)
Cash flows from financing activities
Dividends paid	(20,080)	—
Proceeds from exercise of stock options	288	24
Payment of capital lease obligation	(680)	(639)
Taxes paid in lieu of shares issued for stock-based compensation	(101)	(99)
Net cash used in financing activities	(20,573)	(714)
Change in cash and cash equivalents	(40,082)	(7,638)
Cash and cash equivalents, beginning of period	78,994	51,020
Cash and cash equivalents, end of period	$38,912	$43,382

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2016 Q4	225	—	2	223	1,703
2017 Q1	223	—	1	222	1,697
2017 Q2	222	—	1	221	1,690
2017 Q3	221	—	1	220	1,681

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com